AGREEMENT AND PLAN OF REORGANIZATION


                                  AMONG


                          GATEWORKS CORPORATION,


                THE SHAREHOLDERS OF GATEWORKS CORPORATION,

                          I-BUS / PHOENIX, INC.



                                  AND


                       MAXWELL TECHNOLOGIES, INC.




                                 AS OF

                           SEPTEMBER 13, 2000




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                            TABLE OF CONTENTS
                                                                          Page

ARTICLE 1     TERMS OF THE MERGER                                           1
1.1           The Merger                                                    1
1.2           Effective Date of the Merger                                  2
1.3           Articles of Incorporation of the Surviving Corporation        2
1.4           Board of Directors and Officers of the Surviving Corporation  2
1.5           Consideration; Cancellation of Company Common Stock           2
1.6           No Fractional Shares                                          3
1.7           Escrow                                                        3
1.8           Exchange of Shares; Stock Transfer Books                      3
1.9           Waiver of Dissenters' Rights                                  4
1.10          Securities Act Legend                                         4


ARTICLE 2     REPRESENTATIONS AND WARRANTIES OF THE OF THE SHAREHOLDERS     4
2.1           Organization and Good Standing                                4
2.2           Subsidiaries                                                  5
2.3           Capital Structure of the Company                              5
2.4           Authorization and Approvals                                   5
2.5           Financial Statements                                          5
2.6           Taxes                                                         6
2.7           Transactions with Affiliates                                  7
2.8           Intellectual Property                                         7
2.9           Absence of Certain Changes                                    8
2.10          Contracts                                                    10
2.11          Employees                                                    10
2.12          Litigation                                                   11
2.13          Environmental Matters                                        11
2.14          Employee Benefits                                            13
2.15          Bank Accounts                                                13
2.16          Brokers and Finders                                          13

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER           13
3.1           Title to Shares                                              14
3.2           Authorization                                                14
3.3           No Violations                                                14


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ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF MAXWELL AND I-BUS          14
4.1           Organization and Power                                       14
4.2           Capital Structure of I-Bus                                   14
4.3           Authorization and Enforceability of Agreements               15
4.4           No Conflicts                                                 15
4.5           Financial Statements and SEC Reports                         15
4.6           Brokers and Finders                                          16
4.7           I-Bus Shares                                                 16

ARTICLE 5     CLOSING                                                      16
5.1           The Closing                                                  16
5.2           Delivery of Documents                                        16

ARTICLE 6     SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
              AND RELATED AGREEMENTS; INDEMNIFICATION                      17
6.1           General Liability Period                                     17
6.2           Indemnification by the Shareholders                          18
6.3           Indemnification by Maxwell and I-Bus                         18
6.4           Limitations on Recoverable Losses                            18
6.5           Claims for Indemnification; Disputes                         19
6.6           Exclusive Remedy                                             20

ARTICLE 7     POST-CLOSING COVENANTS                                       20
7.1           Relocation                                                   20
7.2           Operating Committee                                          20
7.3           Incentive Equity Pool                                        20
7.4           Further Acts                                                 21

ARTICLE 8     GENERAL PROVISIONS                                           22
8.1           Entire Agreement; Modifications; Waiver                      22
8.2           Severability                                                 22
8.3           Successors and Assigns                                       22
8.4           Counterparts                                                 22
8.5           Governing Law                                                22
8.6           Notices                                                      22
8.7           Expenses                                                     23
8.8           Recovery of Litigation Costs                                 23
8.9           Publicity                                                    23
8.10          Confidentiality                                              24
8.11          No Third Parties Benefitted                                  25


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                               EXHIBIT INDEX

Exhibit 1.5      Purchase Price

Exhibit 1.7      Escrow Agreement

Exhibit 5.2(d)   Form of Noncompetition Agreement

Exhibit 5.2(e)   Form of Investment Letter

Exhibit 5.2(f)   Form of Put Agreement

Exhibit A        Agreement of Merger


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                              SCHEDULE INDEX


Schedule 2.1     Organization and Good Standing

Schedule 2.3     Capital Structure of the Company

Schedule 2.4     Authorizations and Approvals

Schedule 2.5     Financial Statements

Schedule 2.6     Tax Matters

Schedule 2.7     Transactions with Affiliates

Schedule 2.8     Intellectual Property

Schedule 2.9     Absence of Certain Changes

Schedule 2.10    Contracts

Schedule 2.11    Employees

Schedule 2.12    Litigation

Schedule 2.13    Environmental Matters

Schedule 2.14    Employee Benefits

Schedule 2.15    Bank Accounts

Schedule 2.16    Brokers & Finders

                 AGREEMENT AND PLAN OF REORGANIZATION


   THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of September ____, 2000 by and among Gordon Edmonds, Ronald Eisworth, and Doug Hollingsworth (collectively, the "Shareholders") and Gateworks Corporation, a California corporation (the "Company"), on the one hand, and Maxwell Technologies, Inc., a Delaware corporation ("Maxwell") and its subsidiary, I-Bus/Phoenix, Inc., a California corporation ("I-Bus"), on the other hand.


                           R E C I T A L S

   WHEREAS, the Shareholders own 100% of the issued and outstanding capital stock of the Company;

   WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, the Company be merged with and into I-Bus pursuant to this Agreement and the Agreement of Merger (the "Agreement of Merger") substantially in the form of Exhibit A attached hereto;

   WHEREAS, the parties hereto intend that this Agreement constitutes a Plan of Reorganization and the Merger hereunder qualifies under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

   NOW, THEREFORE, in order to consummate the Merger and in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                ARTICLE 1

                           TERMS OF THE MERGER

   1.1 The Merger. Subject to the terms and conditions of this Agreement and the laws of the State of California, I-Bus, and the Company shall execute and file, among other things, the Agreement of Merger in the Office of the Secretary of State of the State of California (the "California Secretary of State") pursuant to which the separate existence of the Company shall cease and the Company shall be merged with and into I-Bus on the Closing Date, as defined herein (the "Merger"). I-Bus and the Company are sometimes collectively referred to as the "Constituent Corporations" and I-Bus is sometimes referred to as the "Surviving Corporation."

   1.2 Effective Date of the Merger. The Merger shall become effective upon the filing of the Agreement of Merger and any other documents required by the General Corporation Law of the State of California (the "California Corporation Law") with the California Secretary of State in accordance with the California Corporation Law. If the California Secretary of State requires any changes in the Agreement of Merger as a condition to filing the Agreement of Merger, I-Bus, the Company and the Shareholders will execute necessary revisions incorporating such changes, provided such changes are not materially inconsistent with or result in any material changes in the terms of this Agreement or the Agreement of Merger.

   1.3 Articles of Incorporation of the Surviving Corporation. Upon the effectiveness of the Merger and without any further action on the part of the Constituent Corporations, the Articles of Incorporation of I-Bus shall be and remain the Articles of Incorporation of the Surviving Corporation, and the Bylaws of I-Bus shall be the Bylaws of the Surviving Corporation. Such Articles of Incorporation and Bylaws may thereafter be altered, amended or repealed in accordance with the provisions thereof or applicable law.

   1.4   Board of Directors and Officers of the Surviving Corporation.
The officers and directors of I-Bus at the time of the effectiveness of the Merger shall be the officers and directors of the Surviving Corporation.


   1.5   Consideration; Cancellation of Company Common Stock.

         (a) The aggregate consideration (the "Purchase Price") to be received by the Shareholders in connection with the Merger shall be one and one-quarter times (1.25x) the annual product revenue (excluding service revenue) of the business formerly operated by the Company in calendar year 2001, including products developed in collaboration with I-Bus and "sold" to I-Bus; provided, however, that if such annual product revenue (excluding service revenue) in calendar year 2001 is less than $15,000,000, then the aggregate consideration will equal one times (1.0x) such 2001 product revenue. The nature of the consideration, the timing of payment, methodology for computing product revenue, the methodology for computing the per share value of I-Bus common stock included in the payment of the Purchase Price, and certain adjustments to the Purchase Price are all as set forth on Exhibit 1.5. To the extent there is any inconsistency between the general terms of this
Section 1.5(a) and the more specific terms of Exhibit 1.5, the terms of
Exhibit 1.5 shall govern in all respects.

         (b) The consideration to be received by each Shareholder in connection with the Merger shall be the Purchase Price (as it may be determined from time to time in accordance with Exhibit 1.5) divided by the number of shares of Company Common Stock issued and outstanding upon filing of the Agreement of Merger, multiplied by the number of shares held of record by each such Shareholder at that time. In lieu of issuing fractional shares of I-Bus Common Stock, cash may be paid. Such consideration shall be paid in part following the Closing (the "Closing Payment") and the balance following the end of the calendar year 2001 (the "Final Payment"), each to be determined as provided in Exhibit 1.5.

         (c) By virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the filing of the Agreement of Merger shall be cancelled and all rights in respect thereof shall cease to be outstanding, excepting the right to be converted into Purchase Price upon surrender of certificates representing such shares to the Surviving Corporation.

         (d) The Closing Payment payable upon filing of the Agreement of Merger with the California Secretary of State shall be delivered to the Shareholders promptly upon receipt by the Surviving Corporation of a certificate evidencing ownership of Company Common Stock, accompanied by a stock power duly endorsed in blank, provided that the Closing Payment to be made upon surrender of such certificates shall not include those I-Bus Shares subject to the Escrow, as hereinafter defined.

   1.6 No Fractional Shares. No fractional share of I-Bus Common Stock will be issued in the Merger, but, in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of I-Bus Common Stock (after aggregating all fractional shares of I-Bus Common Stock to be received by such holder) will be entitled to receive from I-Bus an amount of cash (rounded to the nearest whole cent) equal to the product of (a) the fraction multiplied by (b) the then applicable per-share value of I-Bus Common Stock, as set forth on Exhibit 1.5.

   1.7 Escrow. On the Closing Date, Maxwell, I-Bus and the Shareholders shall enter into an agreement with U.S. Bank and Trust National Association, as escrow agent (the "Escrow Agent") substantially in the form of
Exhibit 1.7 hereto (the "Indemnification Escrow Agreement").  At the
Closing Date, I-Bus shall deposit in escrow (the "Indemnification Escrow") a number of I-Bus Shares equal to 10% of the number of I-Bus Shares issuable to the Shareholders as a part of the Closing Payment as set forth on Exhibit 1.5 (the "Indemnification Escrow Shares"). In the event the Shareholders are required to indemnify the Maxwell Indemnitees (as defined in Section 6.2) pursuant to Article 6 of this Agreement, Maxwell or I-Bus may make a claim against the Indemnification Escrow Shares in accordance with the terms of the Indemnification Escrow Agreement; provided, however, that the number or value of the Indemnification Escrow Shares will not in any way limit the amount of the Shareholders' indemnification obligations pursuant to Article 6. The Indemnification Escrow Shares shall be released from the Indemnification Escrow on the first anniversary of the Closing Date in accordance with, and to the extent provided by, the Indemnification Escrow Agreement.

   1.8 Exchange of Shares; Stock Transfer Books. Upon filing of the Agreement of Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock shall be entitled, upon surrender of such certificate or certificates to the Surviving Corporation, to receive as a distribution in respect of each share represented by such certificate or certificates, the per share portion of the Closing Payment due on the Closing Date, less the Escrow, as further described on
Exhibit 1.5. The cash payment shall be made by bank wire to the holders of record of Company Common Stock as shown on the certificate representing such Company Common Stock upon surrender to I-Bus, duly endorsed in blank for transfer. Upon filing of the Agreement of Merger there shall be no further registry of transfers on the records in respect of Company Common Stock outstanding immediately prior thereto. If, after the filing of the Agreement of Merger, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for such cash payment and I-Bus Shares as provided herein.

   1.9 Waiver of Dissenters' Rights. Each Shareholder represents and warrants to Maxwell and I-Bus that they are familiar with the provisions of the California Corporation Law providing dissenters' rights and allowing shareholders to receive in lieu of merger consideration fair value for their shares of Company Common Stock (as such term is used in the California Corporation Law). By executing this Agreement and by executing a written consent of shareholders to the Merger as a condition to the Closing under this Agreement, the Shareholders will irrevocably waive their dissenters' rights under the California Corporations Law. The Shareholders understand the consequences of this waiver and agree jointly and severally to hold Maxwell and I-Bus harmless from any claim arising after the date hereof related to the dissenters' rights provisions of Sections 1300 et. seq. of the California Corporations Code or rights of Company Shareholders arising thereunder.

   1.10 Securities Act Legend. The I-Bus Shares issued in the Merger will not be registered under the Securities Act, and will therefore bear customary securities restrictive legends.


                               ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES
                          OF THE SHAREHOLDERS

   The Shareholders jointly and severally represent and warrant to Maxwell and I-Bus as follows:

   2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Except as set forth on Schedule 2.1 attached hereto, the Company is duly qualified to transact business and is in good standing in every jurisdiction in which the character of its business makes such qualification necessary, except for where the failure to be so qualified would not have a material adverse effect on the Company or its business, assets, properties, prospects, financial condition or results of operations (a "Material Adverse Effect"), all of which jurisdictions are listed on Schedule 2.1. Except as set forth on Schedule 2.1, the Company has all necessary corporate power and authority to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets. Complete, current and correct copies of the Articles of Incorporation and Bylaws of the Company, all as amended to date, stock ledgers, minute books and all other organizational documents of the Company have been made available to Maxwell.

   2.2 Subsidiaries. The Company does not, directly or indirectly, own or control any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business organization, trust or other entity.


   2.3 Capital Structure of the Company. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock of which 15,000 shares are issued and outstanding, and all of such shares are owned of record and beneficially as set forth on Schedule 2.3 attached hereto. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable. Except for any of the transactions contemplated pursuant to this Agreement and as set forth on Schedule 2.3, there are no options, warrants, convertible debt or securities, calls, agreements, arrangements, commitments, understandings or other rights to purchase any of the Company's capital stock or securities convertible into or exchangeable for any such capital stock. All of such shares have been issued in transactions exempt from registration under the Securities Act and any applicable state securities or Blue Sky laws.

   2.4 Authorization and Approvals. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by and approved by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth in Schedule 2.4 attached hereto, no further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Company of this Agreement, or the consummation by the Company of the transactions contemplated hereby.

   2.5 Financial Statements. The Company has delivered to Maxwell and I-Bus, true and complete copies of (i) the unaudited balance sheet of the Company as of August 31, 2000 (the "Interim Balance Sheet"), and the related statement of profit and loss for the period January 1, 2000 to August 31, 2000 (collectively, the "Interim Financial Statements") and (ii) the unaudited financial statements of the Company for the fiscal years ended December 31, 1998 and 1999 (including, without limitation, the related balance sheets and statements of profit and loss) (collectively, with the Interim Financial Statements, the "Financial Statements"). Except as expressly set forth or disclosed in Schedule 2.5 attached hereto, the Financial Statements
(i) present fairly in all material respects the financial position and results of operations of the Company as of and for the periods reflected therein, (ii) were prepared in accordance with income tax accounting principles and (iii) disclose all material liabilities, including contingent and/or unmatured liabilities as of the dates thereof. The Accounts Receivable shown on the Financial Statements (net of any reserves) are valid and collectible in the ordinary course of business of the Company, without recourse to legal action, and are not contested or disputed by the account debtor. All inventories reflected in the Financial Statements or acquired since the date of the Interim Financial Statements, are in good condition and are currently usable or salable in the category in which they are inventoried, in the ordinary course of business of the Company. Except as disclosed in the Interim

Financial Statements or on Schedule 2.5 attached hereto, the Company has no material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except liabilities incurred after August 31, 2000 in the ordinary course of business consistent with past practice and not in violation of this Agreement.

   2.6   Taxes.

         (a) Except as set forth on Schedule 2.6, the Company has timely filed all Tax Returns that are required to be filed by the Company with respect to the activities of the Company for any period ending on or before the Closing Date, which Tax Returns are true, correct and complete in all material respects, and the Company has paid within the time and in the manner prescribed by law all Taxes shown thereon to be due. All Taxes attributable to all taxable periods ending on or before the date thereof, to the extent not required to be previously paid, have been fully and adequately reserved for (as taxes payable or as accrued taxes) on the Financial Statements (as defined in Section 2.5).

         (b) No Tax assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, has been made or proposed against the Company, nor are any of the Tax Returns now being or, to the best knowledge of the Company and the Shareholders, threatened to be examined or audited, and no consents waiving or extending any applicable statutes of limitations for the Tax Returns, or any Taxes required to be paid thereunder, have been filed. The Company has never been subject to a Tax audit by federal, state or local governmental authorities, nor has the Company ever received a statement of deficiencies with respect to any tax assessed against or agreed to by the Company. None of the assets of the Company are subject to any liens in respect of Taxes (other than for current taxes not yet due and payable). The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement.

         (c) The Company has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions.

         (d) The Company has properly withheld income and social security or other similar Taxes and paid payroll Taxes with respect to all persons properly characterized as employees for federal, state or local Tax purposes.

         (e) Effective as of the date of incorporation, the Company duly and timely filed with the IRS a properly completed and executed election to be treated as an "S" corporation. From and after such date, the Company has been duly qualified as, and satisfied all requirements of, an "S" corporation as defined in the Code and for all applicable state income tax purposes.

         (f) The Company has delivered to Maxwell complete and correct copies of all state, local and foreign income or franchise Tax Returns filed by the Company for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement. Other than with respect to taxes shown on Tax Returns described in this clause, the Company is not subject to any tax imposed on net income in any jurisdiction or by any taxing authority.

         (g) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, addition to tax or additional amount imposed by any governmental (whether federal, state, local or foreign) authority
(a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), but only if and to the extent attributable to periods (or partial periods) prior to and including the Closing Date, together with any interest and any penalty thereon.

               (ii) "Tax Return" means any return, report, information return, registration form or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.


   2.7   Transactions with Affiliates.  Except as set forth on Schedule
2.7 attached hereto, neither the Shareholders nor any member of their family (including in-laws) or Corporations or other entities in or for which a Shareholder or a member of his family holds an ownership or profits or interest of more than 1% or performs management duties (including service as a Director) (collectively, "Affiliates"), (i) has engaged or benefitted from any transaction with the Company, (ii) has any interest, directly or indirectly, in any lease, contract, license, lien, encumbrance, loan or other agreement to which the Company is a party or any interest (other than as a shareholder) in any properties or assets of the Company or (iii) has any interest in any competitor, supplier or customer of the Company.

   2.8   Intellectual Property.

         (a) Schedule 2.8 attached hereto contains a complete and correct list of all patents, patent applications, trade names, trademarks or service marks or applications for registration therefore, and copyrights (collectively, "Intellectual Property"), including all contracts, agreements and licenses relating thereto owned by the Company or in which it has any rights. Except as disclosed on Schedule 2.8, the Company has not granted any licenses with respect to any of its respective Intellectual Property. Except as set forth on Schedule 2.8, the Company has not received any notice of, nor to the knowledge of the Company and the Shareholders do any grounds exist for, any claim of infringement or other conflict or claimed conflict with respect to the rights of others arising from or relating to the use of Intellectual Property which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Shareholders have no knowledge of any infringement of the Intellectual Property by any third party. The Company is the sole and legal owner of the Intellectual Property in the countries indicated on Schedule 2.8 and in all other jurisdictions in which the Company uses, has used or plans to use any Intellectual Property and, as of the date hereof, neither the Company nor the Shareholders has knowledge of any claim by any other person that such other person is the legal owner of such. The Intellectual Property confers upon the Company all rights necessary or desirable for the conduct of its business as now conducted and as presently proposed to be conducted.

         (b) Except as set forth on Schedule 2.8, the Company has valid and enforceable contracts with every employee, consultant and/or contractor of the Company which vests with the Company all rights in any invention, copyright and/or trade secret which relates to the business of the Company to the fullest extent permitted by law and also protects the trade secrets and/or proprietary information of the Company to the fullest extent permitted by law.

         (c) No infringement, illicit copying, misappropriation or violation of any third party intellectual property rights has or would reasonably be expected to occur with respect to the Company's use of the intellectual property rights embodied in the Intellectual Property.

         (d)   Except for licenses to use software disclosed as Contracts on
Schedule 2.10, there are no other material agreements requiring the Company to make payments or provide any consideration for, or restricting the Company's right to use, any intellectual property rights of third parties.

         (e) Except as set forth on Schedule 2.8 and except for claims that would have been covered by insurance policies carried by the Company on the Closing Date had the claim arisen during the applicable policy period, the software and hardware products of the Company (i) meet in all material respects all the functional specifications for which they were designed or programmed,
(ii) to the best knowledge of the Company, are free from significant bugs, defects or errors, viruses, worms, bombs, traps or other code designed to or having the effect of interrupting normal processing, corrupt data or render the software or hardware products unusable and (iii) in the case of software, have been maintained on media and hardware that are free from material defects.

   2.9 Absence of Certain Changes. Except as set forth in Schedule 2.9 attached hereto, and except for the transactions specifically contemplated under this Agreement, since August 31, 2000, the Company has conducted its business in the ordinary course consistent with past practice, and there has not been:

         (a) Any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the capital stock of the Company, or any redemption, purchase or other acquisition of any of the securities of the Company, or any other payment to any stockholder of the Company in its capacity as a stockholder;

         (b) Any transaction involving the Company not in the ordinary course of business, including any sale of properties or assets (other than inventory in the ordinary course);

         (c) To the best knowledge of the Company and the Shareholders, any material adverse change in the prospects, results of the operations, liabilities, financial condition or business of the Company;

         (d) Any loan or advance by the Company to any person, except normal travel advances or other reasonable expense advances to officers or employees of the Company and normal trade terms extended to customers;

         (e) Any indebtedness for borrowed money incurred by the Company or any commitment to incur indebtedness for borrowed money entered into by the Company, or any loans made or agreed to be made by the Company other than as set forth on Schedule 2.9;

         (f) Any capital expenditures or commitments to make capital expenditures materially in excess of the amount budgeted for the current fiscal year, and a copy of such budget has been made available to Maxwell and I-Bus;

         (g) Any material change in the Company's lines of business or management practices and procedures;

         (h) Any damage, destruction or loss, whether or not covered by insurance, which has had or may have a Material Adverse Effect on the Company;

         (i) Except in the ordinary course of business of the Company and consistent with past practices, any payment, satisfaction, discharge or cancellation of any debt or claim of, or owed to, the Company;

         (j) Any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the Company's properties or assets, or any assumption of, or taking any properties or assets subject to, any liability;

         (k) Any amendment, modification or termination of any material contract or agreement to which the Company is a party or pursuant to which its properties or assets may be bound;

         (l) Any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever with respect to the Company's business or termination of any such rights;

         (m) Any increase in, or commitment to increase, the direct or indirect compensation payable or to become payable to any officer or director of the Company, its employees, or to any of its Affiliates, or any commitment to make severance, bonus or special payments to any of such parties, upon a change in ownership or management of the Company or upon termination of such parties;

         (n) Any settlement of any material litigation or entry of any judgment against the Company with a value of $50,000 or more (which judgment has not been stayed or satisfied);

         (o) Any alteration in the manner of keeping the books, accounts or records of the Company or in the manner of preparing the Financial Statements, or in the accounting practices of the Company, or any revaluation of assets; or

         (p) Any agreement, whether in writing or otherwise, to take any action described in this subsections (a)-(o) of this Section 2.9.

   2.10 Contracts. Schedule 2.10 attached hereto contains a complete and correct list of all contracts, commitments, obligations or agreements of the Company, whether written or oral (the "Contracts"): (i) pursuant to which the Company leases real or personal property, (ii) pursuant to which the Company will make or receive payments in excess of $5,000 per annum, (iii) regarding financing for the Company, (iv) with Affiliates, (v) with consultants or independent contractors, (vi) resulting in the creation of any lien or security interest (including lease notifications) or (vii) otherwise material to the business of the Company. Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the knowledge of the Company and the Shareholders, of the other parties thereto, enforceable in accordance with its terms. Other than as set forth on Schedule 2.10, to the knowledge of the Company and the Shareholders, no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any term or provision of any of the Contracts and thereby allow a party thereto to terminate and/or claim damages therefor. The
Company is not a party to any Contract that restricts it from carrying on its business or any part thereof, or from competing in any line of business with any person, corporation or entity.

   2.11 Employees. Schedule 2.11 attached hereto contains a complete and correct list of all of the Company's employees ("Employees"), which includes the job position and compensation payable to each of the Employees. Except to the extent set forth in Schedule 2.11:

         (a) The Company is in compliance with all laws, statutes, ordinances, rules, regulations, orders and other requirements relating to the employment of labor, including without limitation Title VII of the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act, the federal Employee Retirement Income Security Act of 1974 ("ERISA"), and any and all provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, except where the failure to be in compliance would not have a Material Adverse Effect;

         (b) There is no pending or, to the best knowledge of the Company and the Shareholders, threatened charge, complaint, allegation, application or other process or claim against the Company before any federal, territorial, state or local or other governmental or administrative agency or other entity relating to employment matters;

         (c) No employees of the Company are covered by any collective bargaining agreement, nor, to the best knowledge of the Company and the Shareholders, is there any effort being made by any union to organize the Company's employees; and

         (d) No person performing services for the Company has, to the best knowledge of the Company and the Shareholders, been improperly classified as an independent contractor or leased employee for purposes of employee benefits, withholding obligations or overtime wage obligations.

   2.12 Litigation. Except as set forth in Schedule 2.12 attached hereto, there is no pending or, to the best knowledge of the Company and the Shareholders, threatened, action, suit, arbitration, proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the Company or any director, officer or employee of the Company in his or her capacity as such, or the assets, properties or business of the Company, or the transactions contemplated by this Agreement, an adverse decision or finding in which could have a Material Adverse Effect; nor to the best knowledge of the Company and the Shareholders, are there any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, investigation or inquiry. There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency enjoining, barring, suspending, prohibiting or otherwise limiting the Company or any officer, director or employee of the Company from conducting or engaging in any aspect of the ompany's business, or requiring the Company or any officer, director or employee of the Company to take certain action with respect to any aspect of the Company's business.

   2.13  Environmental Matters.

         (a) The Company is in compliance with Environmental Laws and the Company has obtained and is in compliance with all necessary permits, licenses, approvals and authorizations required under applicable Environmental

Laws, except for such noncompliance which would not have, or could not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

         (b) The Company has not, and to the knowledge of the Company and the Shareholders, no third party has, released Hazardous Materials at, from, on, in, to or under the any of the properties or assets owned, leased or operated (or formerly owned or operated) by the Company and there are no underground storage tanks, polychlorinated biphenyl-containing equipment or asbestos-containing material at any of the properties or assets owned, leased or operated (or formerly owned or operated) by the Company.

         (c) There are no past, pending or, to the knowledge of the Company or the Shareholders, threatened, claims, notices of violation, investigations, litigation, administrative proceedings, orders, judgments against Company relating to Hazardous Materials, Environmental Laws or relating to any other location where Hazardous Materials from Company have been transported, stored, handled, disposed, treated or have otherwise come to be located ("Environmental Claims") and neither the Company nor any of the Shareholders is aware of any facts, events, conditions or circumstances which could reasonably be expected to form the basis of any Environmental Claims against the Company.

         (d) The Company is not a potentially responsible party with respect to any federal, state or local environmental clean-up site or with respect to investigations or corrective actions under any Environmental Law.

         (e) The Company has not received notice of any alleged, actual or potential responsibility, inquiry, investigation, claim or administrative or judicial proceeding regarding any release, transportation or dispoal of Hazardous Material by the Company or any violation of or non-compliance by the Company with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law.

   For purposes of this Agreement, the following terms shall have the following meanings:

   "Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, rules, ordinances, codes, regulations, permits relating to the protection of health and the environment, worker health and safety and or governing the use, handling, storage, discharge or disposal of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act,
42 USC ?9601 et. seq., the Resource Conservation and Recovery Act, 42 USC ?6901 et. seq., the Occupational Health and Safety Act, 29 USC ?651 et. seq. and the state and local analogues thereto, all as amended or superseded from time to time.

   "Hazardous Material" means petroleum and petroleum products, radioactive materials, asbestos-containing materials, radon, lead-based paint, polychlorinated biphenyls, pesticides and any other chemicals, substances, wastes or materials defined, listed or regulated by any Environmental Law.

   2.14 Employee Benefits. Except as disclosed on Schedule 2.14 attached hereto, the Company is not a party to any employment agreement with any officer or employee. Except as specified on Schedule 2.14, the Company does not maintain any bonus, incentive compensation, deferred compensation, profit sharing, severance, salary continuation, or consulting plan or arrangement with or for the benefit of any officer or employee or for the benefit of any group of officers or employees. Except as described on Schedule 2.14, the Company does not have, and has never had, maintained or contributed to any "401(k)," profit sharing, savings, retirement (including health and life insurance enefits provided after retirement) or pension plan that constitutes an "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or that is intended to qualify for favorable income tax treatment under Section 401(a) of the Internal Revenue Code. Except as set forth on Schedule 2.14, the Company does not maintain any plan that provides (or will provide) medical or death benefits to one or more former employees (including retirees) beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to federal or state law continuation coverage or conversion rights. With respect to each employee benefit plan or each employee welfare plan, the Company has not incurred liabilities as a result of any failure to comply with any applicable provision of ERISA, the Internal Revenue Code, any other applicable law, or any provision of such plan. The Company has performed, in all material respects, all of its obligations under each such plan required to be performed by it as of the date hereof.

   2.15 Bank Accounts. Attached hereto as Schedule 2.15 is a complete and correct list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the account numbers of all such accounts.

   2.16 Brokers and Finders. Neither the Shareholders nor the Company has engaged or authorized any broker, finder, investment banker, financial advisor or other third party to act on behalf of the Shareholders or the Company, directly or indirectly, as a broker, finder, investment banker, financial advisor or in any other like capacity in connection with this Agreement, the transactions contemplated hereby, or the sale, merger, financing or capitalization of the Company or has consented to or acquiesced in anyone so acting, and neither the Shareholders nor the Company knows of any claim for compensation from any such broker, finder, investment banker, financial advisor or other third party for so or resulting from the closing of the transaction contemplated hereby or of any basis for such a claim.


                               ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

   Each Shareholder, severally and not jointly, represents and warrants to Maxwell and I-Bus with respect to such Shareholder's Company Common Stock and each agreement, document and instrument executed by such Shareholder as follows:

   3.1 Title to Shares. Such Shareholder is the record and beneficial owner of the shares of Company Common Stock set forth opposite such Shareholder's name on Schedule 2.3, free and clear of any liens, encumbrances, security interests, restrictions or claims whatsoever, and has full power and authority to convey such shares in accordance with the terms of this Agreement.

   3.2 Authorization. This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligations of such Shareholder, enforceable in accordance with its terms.

   3.3 No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which such Shareholder is a party or by which such Shareholder or any of his or her properties or assets may be bound, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to such Shareholder or any of his properties or assets or (iii) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon the shares of Company Common Stock held by such Shareholder or upon any of the assets of the Company.

                                ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES
                          OF MAXWELL AND I-BUS

   Maxwell and I-Bus jointly and severally represent and warrant to the Shareholders as follows:

   4.1 Organization and Power. Maxwell and I-Bus are each corporations duly organized, validly existing and in good standing under the laws of their state of organization, and each has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

   4.2 Capital Structure of I-Bus. The authorized capital stock of I-Bus consists of 30,000,000 shares of common stock, $.01 par value, of which 15,270,591 shares are issued and outstanding on the date of this Agreement. Except for any of the transactions contemplated pursuant to this Agreement, and for outstanding stock options covering 832,416 I-Bus Shares, there are no outstanding options, warrants, convertible debt or securities, calls, agreements, arrangements, commitments, understandings or other rights to purchase any of I-Bus's capital stock, or securities convertible into or exchangeable for any such capital stock. All of the outstanding shares of capital stock of I-Bus have been duly authorized, validly issued and are fully paid and nonassessable.

   4.3 Authorization and Enforceability of Agreements. Maxwell and I-Bus each have all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. This Agreement has been duly and validly authorized by and approved by all
requisite corporate action on the part of Maxwell and I-Bus.   This Agreement
has been duly executed and delivered by Maxwell and I-Bus, and constitutes the legal, valid and binding obligation of Maxwell and I-Bus enforceable in accordance with its terms. Except for securities law filings required by reason of the Stock Purchase, no further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Maxwell and I-Bus of this Agreement or the consummation by Maxwell or I-Bus of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of I-Bus to perform its business as currently conducted or the ability of I-Bus to execute and deliver this Agreement, or to consummate the transactions contemplated hereby.

   4.4 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the charter or Bylaws of Maxwell or I-Bus, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Maxwell or I-Bus is a party or by which Maxwell or I-Bus or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Maxwell or I-Bus or any of its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Maxwell's or I-Bus' businesses.

   4.5 Financial Statements and SEC Reports. Maxwell has delivered to the Shareholders copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and (ii) all other reports, statements and registration statements filed or required to be filed by it with the SEC since December 31, 1999 (the documents referred to in clauses (i) and (ii) being hereinafter referred to as the "Maxwell SEC Reports"). As of their respective dates, the Maxwell SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Maxwell included in the Maxwell SEC Reports were prepared in conformity with GAAP applied on a consistent basis, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Maxwell and its consolidated subsidiaries as of the date and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of certain notes thereto and normal year-end adjustments.

   4.6 Brokers and Finders. Neither Maxwell nor I-Bus has engaged or authorized any broker, finder, investment banker, financial advisor or other third party to act on their behalf, directly or indirectly, as a broker, finder, investment banker, financial advisor or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or consented to or acquiesced in anyone so acting, and neither Maxwell nor I-Bus knows of any claim for compensation from any such broker, finder, investment banker, financial advisor or other third party for so acting or resulting from the closing of the transaction contemplated hereby or of any basis for such a claim.

   4.7 I-Bus Shares. The I-Bus Shares to be issued and delivered pursuant to this Agreement will, on delivery of certificates therefor in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable.

                               ARTICLE 5

                                CLOSING

   5.1 The Closing. At the consummation of the Merger (referred to herein as the "Closing"), each of the parties shall take all such action and deliver all such documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or prior to the date of such Merger consummation (referred to herein as the "Closing Date") and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.

   5.2 Delivery of Documents. At the Closing, the parties shall execute and deliver the following documents:

         (a) Consents. The Company shall deliver copies of all consents or approvals of any governmental authority or of any person in any contractual relationship with the Company necessary for the consummation of the transactions contemplated hereby.

         (b) Company Board and Shareholder Approval. The Company shall deliver a certified copy of the resolutions adopted by the Company's Board of Directors and the Shareholders authorizing and approving this Agreement and the transactions contemplated herein and therein.

         (c) Offer Letters. I-Bus and the Shareholders shall sign Offer Letters regarding the Shareholders' employment with I-Bus.

         (d) Noncompetition Agreements. Maxwell and I-Bus shall receive from each of the Shareholders a signed Noncompetition Agreement in the form of Exhibit 5.2(d) (the "Noncompetition Agreement") effective as of the filing of the Agreement of Merger.

         (e) Investment Letter. Maxwell and I-Bus shall receive from each Shareholder a signed Investment Letter in the form of Exhibit 5.2(e).

         (f) Put Agreement. I-Bus and each of the Shareholders shall have entered into the Put Agreement in the form of Exhibit 5.2(f) (the " Put Agreement").

         (g) Indemnification Escrow Agreement. The Shareholders and I-Bus shall execute and deliver the Indemnification Escrow Agreement.

         (h) I-Bus and Maxwell Board Approval. Maxwell and I-Bus shall deliver to the Company and the Shareholders a certified copy of the resolutions adopted by the Board of Directors of I-Bus and Maxwell authorizing and approving this Agreement and the transactions contemplated herein.

         (i) Merger Documents. An Agreement of Merger or other documents required to effect the Merger shall have been filed with the California Secretary of State.

         (j) Cash. Maxwell or I-Bus shall wire the $500,000 cash portion of the Closing Payment to the Shareholders.

         (k) Other Matters. The parties shall deliver such additional certificates, agreements and the other documents as the other may reasonably request.

                               ARTICLE 6

                SURVIVAL OF REPRESENTATIONS, WARRANTIES,
           COVENANTS AND RELATED AGREEMENTS; INDEMNIFICATION

   6.1 General Liability Period. The warranties, representations, covenants and agreements made by the Company and the Shareholders on the one hand, or by Maxwell and I-Bus, on the other hand, in this Agreement, or in any document, certificate, schedule or instrument delivered in connection herewith shall survive the Closing and shall continue in effect, notwithstanding any investigation by or on behalf of Maxwell, I-Bus, the Company or the Shareholders, for twelve months (the "General Liability Period") following the Closing Date; provided that (a) the representations and warranties set forth in Sections 2.1-2.4, 2.6, 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 and (b) the
agreements and covenants made by the parties hereunder shall survive the Closing indefinitely.

   6.2 Indemnification by the ShareholdersThe Shareholders, jointly and severally, shall indemnify and hold harmless, Maxwell and I-Bus and the officers, directors, agents, affiliates and representatives of Maxwell and I-Bus or any of them (the "Maxwell Indemnitees") from and against, and shall reimburse the Maxwell Indemnitees on demand for any loss, liability, damage or expense that the Maxwell Indemnitees shall incur or suffer, but subject at all times to Section 6.4 hereof (collectively, "Maxwell's Recoverable Losses"), arising out of or resulting from any misrepresentation by the Shareholders or breach by the Shareholders of any (i) representation or warranty contained in Article 2 hereof, (ii) agreement or covenant under or pursuant to this Agreement, or (iii) document, certificate, schedule or instrument delivered by or on behalf of the Company or the Shareholders pursuant hereto (collectively with respect to which a claim for Maxwell's Recoverable Losses is made by the Maxwell Indemnitees during the General Liability Period hereinafter referred to as a "Shareholders Agreement Breach"); provided that no Shareholder need indemnify the Maxwell Indemnitees for the breach by the other Shareholder of the representations and warranties set forth in Article 3 or the separate Noncompetition Agreement or Investment Letter delivered by the other Shareholder. Each Shareholder, severally and not jointly, agrees to indemnify and hold harmless the Maxwell Indemnitees from and against Maxwell Recoverable Losses arising out of or resulting from a breach by such Shareholder of the representations and warranties set forth in Article 3 (collectively with respect to which a claim for Maxwell's Recoverable Losses is made by the Maxwell Indemnitees during the General Liability Period hereinafter shall also be referred to as a "Shareholders Agreement Breach").

   6.3 Indemnification by Maxwell and I-Bus. Maxwell and I-Bus shall indemnify and hold harmless the Shareholders from and against, and shall reimburse the Shareholders for any loss, liability, damage or expense, including reasonable attorneys' fees and cost of investigation incurred as a result thereof, that the Shareholders shall incur or suffer (collectively, the "Shareholders' Recoverable Losses") resulting from any misrepresentation or breach by Maxwell or I-Bus of any (i) representation or warranty contained in Article 4 hereof, (ii) agreement or covenant under or pursuant to this Agreement or (iii) document, certificate, schedule or instrument delivered by or on behalf of Maxwell or I-Bus in connection herewith (collectively with respect to which a claim for the Shareholders' Recoverable Losses is made by the Shareholders during the General Liability Period hereinafter referred to as a "Maxwell/I-Bus Agreement Breach").

   6.4 Limitations on Recoverable Losses. Notwithstanding anything to the contrary, express or implied, set forth herein, claims for payment of Maxwell's Recoverable Losses in respect of a Shareholders Agreement Breach
(i) may be made only with respect to claims arising during the General Liability Period (except with respect to breaches of the representations and warranties specified in the proviso to Section 6.1 and the covenants and agreements contained in this Agreement which shall not be so limited), (ii) must be made by giving the written Claim Notice (as defined in Section 6.5(a) hereof) to the Shareholders, (iii) except for breaches by the Shareholders or any of them (a) of any representations and warranties set forth in Article 3,
(b) of any representation and warranty set forth in Sections 2.1-2.4 and 2.6, or (c) of the covenants and agreements herein set forth, may be made only to the extent that the aggregate amount of Maxwell's Recoverable Losses for Shareholders Agreement Breaches exceeds $50,000, in which case all Maxwell's Recoverable Losses for Shareholders Agreement Breaches which are covered by clauses (i) and (ii) herein above shall be paid by the Shareholders, and (iv) shall not exceed the greater of $5 million or 50% of the Purchase Price. Notwithstanding anything to the contrary, express or implied, set forth herein, claims for payment of the Shareholders' Recoverable Losses in respect of a Maxwell/I-Bus Agreement Breach (x) may be made only with respect to claims arising during the General Liability Period (except with respect to breaches of the representations and warranties specified in the proviso to
Section 6.1 and the covenants and agreements contained in this Agreement which shall not be so limited) and (y) must be made, if at all, by giving a written Claim Notice to Maxwell and I-Bus.

   6.5   Claims for Indemnification; Disputes.

         (a) Claims for Indemnification. Any party hereto (individually or with others, collectively, the "Indemnitee") shall give the Shareholders, or Maxwell and I-Bus, as the case may be (the "Indemnitor"), written notice (the "Claim Notice") of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought by the Indemnitee (individually, a "Claim" and collectively, the "Claims"); provided, however, that if the Indemnitee fails to give such Claim Notice in a materially correct form prior to the expiration of the General Liability Period (except with respect to breaches of the representations and warranties specified in the proviso to Section 6.1 and the covenants and agreements contained in this Agreement, which shall not be so limited), all rights of the Indemnitee to assert any such Claims for a Maxwell/I-Bus Agreement Breach, a Shareholders Purchase Agreement Breach shall terminate and be forever waived. The Claim Notice shall include a description of the grounds upon which the Claim for indemnification is being made. The right of the Indemnitee to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 45 days after the Indemnitor's receipt of the Claim Notice, the Indemnitor shall notify the Indemnitee in writing that it objects to the right of the Indemnitee to indemnification with respect to the Claim.

         (b) Control of Litigation; Mutual Cooperation. If a Claim is based upon a claim asserted by a third party against the Indemnitee (a "Third Party Claim") and the Indemnitor denies liability for the Claim hereunder, the Indemnitee shall be entitled to control the defense of the Third Party Claim, including, without limitation, the employment of counsel and the right to settle the Third Party Claim without any participation by or consent from the Indemnitor. All fees and expenses of counsel retained by the Indemnitee to defend such Third Party Claim, expert witness fees and other costs incurred in such action, shall be payable by the Indemnitee defending such Third Party Claim; provided, however, that if such Third Party Claim results in a Recoverable Loss for which the Indemnitor, notwithstanding any denial of liability, is found to be liable hereunder, such reasonable fees and expenses of counsel, expert witness fees and other reasonable costs incurred in such action shall be deemed to be included in such Recoverable Loss and payable by the Indemnitor to the extent and under the limitations provided in this
Article 6. The Indemnitee shall act in good faith and no settlement of the Third Party Claim may be agreed to without the written consents of the Indemnitor and the Indemnitee, which consents shall not be unreasonably withheld. The party controlling the defense of the Third Party Claim shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleading, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to the Third Party Claim.

   6.6 Exclusive Remedy. Except for issues arising under the Employment and Noncompetition Agreements and claims arising from fraud, the remedies provided in this Article 6 shall be the exclusive remedy for monetary damages (whether at law or in equity) arising out of or related to this Agreement or the transactions contemplated hereby.

                                 ARTICLE 7

                          POST-CLOSING COVENANTS

   7.1 Relocation. Maxwell and I-Bus covenant not to move the Company's principal place of business to a location outside of San Luis Obispo County, California prior to March 31, 2002; provided that Maxwell and I-Bus may, as they in their reasonable judgment deem appropriate to further the development of the Company, establish additional business locations for the Company in any location or locations as long as none of the Shareholders are required to relocate outside of San Luis Obispo County without their express consent.

   7.2 Operating Committee. Until the end of the first quarter of calendar year 2002, management of the operations formerly conducted by the Company (the "Company's Operations") will be directed by an operating committee comprised of Gordon Edmonds, Johni Chan (VP - Engineering and CTO of I-Bus) and James Baumker (VP - Finance of I-BUS), with the charter of coordinating the activities of the Company's operations with the strategic direction of I-Bus and to leverage efficiently the combined resources of the Company's operations and I-Bus with the absolute minimal redundancy of operating functions. This operating committee will report to John Werderman
(President of I-Bus) as may be determined by Mr. Werderman. After such quarter, this management structure could be changed based on the best structure for the broader I-Bus enterprise.

   7.3 Incentive Equity Pool. To assist in the hiring and retention of key employees into the operations formerly conducted by the Company, I-Bus agrees to create an equity incentive program promptly following the Closing, utilizing for this purpose, as necessary, existing available employee stock options, newly-authorized employee stock options and shares of restricted stock, in an aggregate number of shares of I-Bus common stock of 95,017

(representing 10%, fully diluted, of the I-Bus shares issued at Closing). I-Bus further agrees to supplement this incentive equity pool with 10%, fully diluted, of the I-Bus shares issued in the Final Payment (as defined in Exhibit 1.5). Options or shares of restricted stock shall be granted or issued, from time to time out of such available incentive equity pool by the Board of Directors (or a stock option committee thereof) of I-Bus based on recommendations by the Shareholders. The Board of Directors of I-Bus (or such committee) shall adhere to such recommendations unless, in the reasonable exercise of its business judgment, it concludes any such recommendation is inappropriate or not in the best interest of I-Bus.

   7.4   Further Acts.

         (a) If, at any time after the Closing, any further action by any of the parties to this Agreement is necessary or desirable to carry out the purposes of this Agreement and/or to vest in I-Bus full title to all properties, assets and rights of the Company, such parties shall take all such necessary or desirable action or use such parties' best efforts to cause such action to be taken.

         (b)   Maxwell and I-Bus agree that in the event either of them
(or the Company) receives notice, whether orally or in writing, of any federal, state or local examination, claim, proposed adjustment or related matter with respect to any Tax Return for Taxes (the "Tax Controversies"), they shall timely notify the Shareholders. Failure of Maxwell or I-Bus to timely notify the Shareholders of any Tax Controversies shall not constitute a waiver of any rights of Maxwell or I-Bus with respect to the indemnification thereof by the Shareholders, but shall relieve the Shareholders of their indemnification obligation to the extent that such obligation is increased as the result of such failure to give timely notice.

         (c)   After the Closing Date, each of the Shareholders shall:

               (i) assist Maxwell and I-Bus in preparing any Tax Returns not covered by (d) below for the Company for periods prior to the Closing Date and in preparing for any audits of, or disputes, contests or proceedings with, taxing authorities which relate to the Company for periods prior to the Closing Date;

               (ii) make available to Maxwell and I-Bus and to any taxing authority as reasonably requested all information, records and documents relating to tax liabilities which are attributable to the Company's business or the Company relating to periods beginning prior to the Closing Date.

               (iii) make him or herself available, without charge, as reasonably requested, in connection with tax disputes related to periods prior to the Closing Date; and

               (iv) keep confidential any Tax information except as may otherwise be necessary in connection with the filing of returns or claims for refund or in conducting any audit or other Tax proceeding.

         (d) The Shareholders shall prepare and file federal and state income and franchise Tax Returns for all periods up to the Closing Date and will submit such returns to Maxwell for review prior to filing.

         (e) Following the Closing and so long as (i) a Shareholder is employed by I-Bus and (ii) I-Bus is a majority-owned subsidiary of Maxwell with its stock not publicly traded, such Shareholder shall have access to and the right to inspect, during business hours and upon reasonable prior notice, the minute book and stock records of I-Bus. If either clause (i) or (ii) is no longer true, then the inspection rights of such Shareholder shall be as permitted by applicable law.

                              ARTICLE 8

                         GENERAL PROVISIONS

   8.1 Entire Agreement; Modifications; Waiver. This Agreement and the agreements ancillary hereto, supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by Maxwell and I-Bus on the one hand and the Company and the Shareholders on the other hand. Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder. No waiver shall be binding unless executed in writing by the party making such waiver.

   8.2 Severability. If any clause or provision of this Agreement shall be held invalid or unenforceable by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement, but the remaining provisions shall nevertheless be given full force and effect.

   8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and assigns.

   8.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

   8.5 Governing Law. This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of California.

   8.6 Notices. All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when personally delivered, one business day after transmission if sent by facsimile and appropriate confirmation is received, or five days after being deposited in the United States mail, as certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below. Any party from time to time may change such party's address for giving notice by giving notice thereof in the manner outlined above:

If to Maxwell:

               Maxwell Technologies, Inc.
               9275 Sky Park Court
               San Diego, California  92123
               Attention:  Donald M. Roberts, Esq.
               Facsimile:  (858) 277-6754

If to the Company or the Shareholders:

               Gordon Edmonds
               7631 Morro Road
               Atascadero, CA 93422

   8.7 Expenses. Whether or not the Merger is consummated, each of the Shareholders (and not the Company) and Maxwell and I-Bus shall pay their own expenses (including outside legal and accounting fees) incident to this Agreement, filings and preparation of documents in connection with the issuance of the I-Bus Shares, and any other documents prepared in connection therewith and consummation of the Merger.

   8.8 Recovery of Litigation Costs. If any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

   8.9 Publicity. Neither the Company nor the Shareholders nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication with respect to the transaction contemplated hereby without the prior written consent of Maxwell and I-Bus, unless required by applicable law to make such a communication.

   8.10 Confidentiality. From and after the date hereof, Maxwell, I-Bus, the Shareholders or the Company shall continue to be bound by, and observe the provisions of, the Confidentiality Agreement dated July 14, 2000, previously executed by each of them.

   8.11 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other person or persons shall have any right or action under this Agreement.

          [The remainder of this page is intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           GATEWORKS CORPORATION


                                           By: /s/ Gordon Edmonds
                                               ------------------------------
                                               Name:  Gordon Edmonds
                                               Title: President


                                           SHAREHOLDERS:


                                               /s/ Gordon Edmonds
                                               ------------------------------
                                               Gordon Edmonds

                                               /s/ R. Eisworth
                                               ------------------------------
                                               Ronald Eisworth

                                               /s/ D.C. Hollingworth
                                               ------------------------------
                                               Doug Hollingworth



                                               I-BUS/PHOENIX, INC.


                                           By: /s/ Donald M. Roberts
                                               ------------------------------
                                               Name:  Donald M. Roberts
                                               Title: Vice President



                                               MAXWELL TECHNOLOGIES, INC.


                                           By: /s/ Carlton J. Eibl
                                               ------------------------------
                                               Name:  Carlton J. Eibl
                                               Title: President and
                                                      Chief Executive Officer